Exhibit 99.1

Press Release dated September 15, 2016

Dataram Reports Results for First Quarter Fiscal 2017

Princeton, NJ, September 15, 2016 -- Dataram Corporation [NASDAQ: DRAM] announced results of operations for its first quarter of fiscal 2017, which ended July 31, 2016. Revenues for the first quarter were $4.9 million and were slightly lower compared to the fourth quarter of fiscal 2016. Revenue for the comparable prior year period, which included $1.1 million in discontinued brokerage operations, was $7.3 million. On a GAAP basis, the net loss attributable to Dataram shareholders for the first quarter of fiscal 2017 was $927,000 or ($0.43) per share and included a non-cash charge of $429,000 for stock based compensation expense and approximately $200,000 in one-time charges, compared to a net loss of $180,000 or ($0.19) per share for the comparable prior year period.

“While our overall unit shipment volume increased more than 20% and international (non-US) revenue also increased on a comparable period basis, we continue to face challenging market conditions and further declining average selling prices (ASP) which have reduced our margins from 19% to 15%. ” said Dataram Chairman and CEO Dave Moylan. “To address current challenges and strengthen our position, we took actions in August to reduce costs and further increase efficiencies. We are also encouraged by indications that show stabilization in memory prices and an expectation of rising prices through the remaining of this calendar year.”

“In addition to focusing on the core memory business, and subject to the approval of our shareholders, we anticipate completing the acquisition of U.S. Gold Corp. (“USGC”) later this fiscal year. This acquisition will help us diversify beyond the memory business while notably strengthening the Company’s balance sheet and working capital. It will also improve the memory business margins through sharing of public company costs across business and reduction of duplicate costs” continued Moylan. In June 2016, Dataram announced the intent to acquire USGC and its subsidiaries in an all equity transaction. USGC is a U.S.-focused gold exploration and development company that is advancing two projects in mining friendly Nevada and Wyoming. Closing of the acquisition is subject to usual and customary conditions, including the approval of our shareholders.

Mr. Moylan concluded, “We will continue to focus on improving the memory business and closing the USGC acquisition. We will also continue to evaluate acquisitions to diversify the Company’s business, reduce costs, and increase our portfolio of assets across sectors. We look forward to providing our shareholders updates with respect to the closing of the USGC acquisition and believe this will significantly benefit our shareholders and future investors.”

***** Financial Tables Follow *****

DATARAM CORPORATION and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended July 31,
	2016	2015

Revenues	$4,915	$7,338

Costs and expenses:
Cost of sales	4,189	5,935
Engineering and development	56	54
Selling, general and administrative	1,127	1,191
Stock-based compensation expense*	429	213
	5,801	7,393
Loss from operations	(886)	(55)

Other income (expense)	(41)	(62)

Net loss	$(927)	$(117)

Less preferred stock dividends	—	63
Net loss allocated to common shareholders	$(927)	$(180)

Net loss per share:
Basic	$(0.43)	$(0.19)
Diluted	$(0.43)	$(0.19)
Weighted average number of shares
outstanding:
Basic	2,175	934
Diluted	2,175	934

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2016	April 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$149	$56
Accounts receivable, net	1,617	2,746
Inventories	1,269	1,336
Other current assets	216	123
Total current assets	3,251	4,261

Property and equipment, net	40	51

Other assets	34	30

Capitalized software development cost	314	326

Goodwill	1,083	1,083

Total assets	$4,722	$5,751

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,049	$1,776
Accounts payable	971	737
Accrued liabilities	132	159
Convertible notes payable related parties	80	80
Total current liabilities	2,232	2,752

Other liabilities-related party	96	107
Total liabilities	2,328	2,859

Stockholders' equity	2,394	2,892

Total liabilities and stockholders' equity	$4,722	$5,751

About Dataram Corporation

Dataram is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company, and the pending acquisition of US Gold Corp, and any anticipated benefits of the merger, and the success of US Gold with respect to any of its exploration activities. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to US Gold faced by junior exploration companies generally engaged in pre-production activities, and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.  The Company has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control.  The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation

For additional information, please contact:

Jeffrey Goldenbaum

Director, Marketing

609-799-0071

info@dataram.com